Exhibit 99.1

NEWS RELEASE

18-05-095

                                        2901 Butterfield Road            Oak Brook, Illinois 600523            www.inland-western.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, The Inland Real Estate Group of Companies, Inc. (Analysts)
(630) 218-8000 Ext 2358 or palffy@inlandgroup.com
Darryl Cater, The Inland Real Estate Group of Companies, Inc. (Media)
(630) 218-8000 Ext. 4896 or cater@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

COMPLETES MERGER

Oak Brook, Ill.  November 15, 2007 — Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) announced today the closing of the company’s acquisition of its external Business Manager/Advisor and Property Managers.  Of the shares represented at the annual meeting held on Tuesday, November 13, 2007, 98 percent voted in favor of the merger.

The merger is expected to increase funds from operations. The merger is also expected to increase net cash flows provided by operating activities of Inland Western by not less than $30 million in the first full year following the closing, and is expected to result in an increase in net cash flows each year thereafter, which the company intends to use to increase its retained earnings.   As outlined in the original prospectus, the merger is a further step in the process towards a liquidity event for Inland Western’s stockholders.

As previously announced, effective with the closing, the management team will include Michael J. O’Hanlon as president and chief executive officer, Steven P. Grimes as chief operating officer and chief financial officer, Shane Garrison as chief investment officer and Niall Byrne as president of property management.  Mr. O’Hanlon, as senior vice president, director of Asset Management with Inland since 2005, has been responsible for implementing the strategic direction and value enhancement of the multiple Inland real estate portfolios.  Mr. Grimes has been the chief financial officer of Inland Western Retail Real Estate Advisory Services, Inc., the company’s Business Manager/Advisor since 2004, during which time he oversaw the acquisition of $8.6 billion in real estate and Inland Western’s Securities and Exchange Commission and Sarbanes-Oxley compliance efforts.  Mr. Garrison has focused his asset management skills solely on the Inland Western portfolio, in addition to concentrating on building the joint venture development platform, for the last two years.  Mr. Byrne has been responsible for the overall property management functions for Inland Western’s 46 million square foot portfolio.  In total, the merger transaction included over 250 personnel who are now employed by Inland Western.

Inland Western Retail Real Estate Trust, Inc. is a real estate investment trust focused on the acquisition, development and management of retail properties, including lifestyle, power, neighborhood and community centers, in addition to single-user net lease properties in locations demonstrating solid demographics.  As of September 30, 2007, the portfolio consisted of 305 properties totaling approximately 46.2 million square feet, located in 38 states and one Canadian province.  Inland Western is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc., which collectively owns and manages over $20 billion in assets.  For further information, please see the company website at www.inland-western.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and each Quarterly Report on Form 10-Q filed thereafter.  Inland Western Retail Real Estate Trust, Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.